Exhibit 99.1
REPROS TO REPORT FOURTH QUARTER AND FULL YEAR 2008 FINANCIAL RESULTS ON MARCH 16, 2009
Live Conference Call, March 16, 2009, at 12:00 noon Central Time
     THE WOODLANDS, Texas, March 12, 2009 — Repros Therapeutics Inc. (NasdaqGM:RPRX) today announced that it will report financial results for the quarter and year ended December 31, 2008, before the market opens on March 16, 2009. Repros management will hold a conference call to provide an update on the company’s progress and to answer investor questions at 12:00 noon CT on the same day.
Conference Call Information
Domestic callers: 866-282-4865
International callers: 702-495-1343
Passcode: 90105059
     Approximately two hours after the conclusion of the conference call, a replay will be available for 48 hours. To access the replay, dial 800-642-1687 (Domestic) and 706-645-9291 (International) and enter the passcode #90105059. The replay will also be available on the Repros website, www.reprosrx.com approximately 24 hours after the call ends.
About Repros Therapeutics
Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.
Our lead drug, Proellex®, is a selective blocker of the progesterone receptor and is being developed for the treatment of symptoms associated with uterine fibroids and endometriosis. We are also developing Proellex as a short course pre-surgical treatment for anemia associated with excessive menstrual bleeding related to uterine fibroids. There is no currently approved effective long-term orally administered drug treatment for uterine fibroids or endometriosis. In the United States alone, 300,000 women per year undergo a hysterectomy as a result of severe uterine fibroids.
Our second product candidate, Androxal®, is a single isomer of clomiphene citrate and is an orally active proprietary small molecule compound. We are developing Androxal for men of reproductive age with low testosterone levels who want to improve or maintain their fertility and/or sperm function while being treated for low testosterone. In November 2008, we received guidance from the FDA suggesting submission of a new IND to the Division of Metabolic and Endocrine Products, or DMEP, for the investigation of Androxal as a potential treatment for type 2 diabetes. We plan to submit a new IND for this indication to the DMEP as soon as practicable.
Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros’ ability to have success in the clinical development of its technologies, the timing of enrollment and release of data in such clinical studies and the accuracy of such studies, limited patient populations of clinical studies to date and the possibility that final data may not be consistent with interim data, Repros’ ability to raise additional capital in a timely manner and on acceptable terms or at all and such other risks which are identified in the Company’s most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
For more information, please visit the Company’s website at http://www.reprosrx.com.

Contacts:	Repros Therapeutics Inc., The Woodlands Joseph S. Podolski, 281-719-3447 Chief Executive Officer